Consent of Independent Registered Public Accounting Firm




We consent to the references to our firm under the caption "Financial Highlights" in the Prospectus and under the caption "Custodian, Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information in Post-Effective Amendment Number 18 to the Registration Statement (Form N-1A, No. 33-57724) of Tweedy, Browne Fund Inc. and to the incorporation by reference of our reports dated May 10, 2004 on Tweedy, Browne Global Value Fund and Tweedy, Browne American Value Fund included in the Annual Report to Shareholders for the fiscal year ended March 31, 2004.


                                                /s/ Ernst & Young LLP
                                                ERNST & YOUNG LLP



Boston, Massachusetts
July 25, 2005